Exhibit 99.1

FOR IMMEDIATE RELEASE

XCEL BRANDS, INC. Receives NASDAQ notice regarding late Form 10-K filing.

NEW YORK, NY (April 20, 2021) – Xcel Brands, Inc. (NASDAQ: XELB) (“Xcel” or the “Company”), today announced that on April 16, 2021, it received a delinquency notification letter from the Nasdaq Stock Market LLC ("Nasdaq") indicating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1), because it had not timely filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the "Form 10-K"). The Nasdaq notice has no immediate effect on the listing or trading of the Company's common stock on the Nasdaq Global Select Market.

As announced in a press release on April 15, 2021, the Company had not yet completed its audit for the year ended December 31, 2020 and postponed the release of its 2020 full year financial results and Form 10-K filing.

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Nasdaq has informed the Company that it must submit a plan of compliance (the "Plan") within 60 calendar days, addressing how it intends to regain compliance with Nasdaq's listing rules and, if Nasdaq accepts the Plan, it may grant an extension of up to 180 calendar days from the Form 10-K original filing due date, or until October 12, 2021, to regain compliance. The Company intends to file its Form 10-K as soon as practicable and, in any event, within the 60-day period referenced above, and thereby regain compliance with the Nasdaq continued listing requirements and eliminate the need for the Company to submit a Plan.

About Xcel Brands

Xcel Brands, Inc. (NASDAQ:XELB) is a media and consumer products company engaged in the design, production, marketing, wholesale, and direct-to-consumer sales of branded apparel, footwear, accessories, jewelry, home goods and other consumer products, and the acquisition of dynamic consumer lifestyle brands. The company’s brands have generated in excess of $3BB US in retail sales through live streaming on TV. Xcel was founded by Robert W. D'Loren in 2011 with a vision to reimagine shopping, entertainment, and social media as one. Xcel owns the Isaac Mizrahi, Judith Ripka, Halston, LOGO Lori Goldstein and C. Wonder brands, and it owns and manages the Longaberger brand through its controlling interest in Longaberger Licensing LLC, pioneering a ubiquitous sales strategy which includes the promotion and sale of products under its brands through interactive television, brick-and-mortar retail, e-commerce and peer to peer channels. Headquartered in New York City, Xcel Brands is led by an executive team with significant livestream production, merchandising, design, production, marketing, retailing, and licensing experience, and a proven track record of success in elevating branded consumer products companies. With an experienced team of professionals focused on design, production, and digital marketing, Xcel maintains control of product quality and promotion across all of its product categories and distribution channels. Xcel differentiates by design. www.xcelbrands.com

1333 Broadway, 10th floor • new york, new york • 10018 Phone: 347-727-2474 • INFO@XCELBRANDS.COM

For further information please contact:

Andrew Berger

SM Berger & Company, Inc.

216-464-6400

andrew@smberger.com

1333 Broadway, 10th floor • new york, new york • 10018 Phone: 347-727-2474 • INFO@XCELBRANDS.COM